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                                                                     EXHIBIT 4.4

                                 PROMISSORY NOTE



DATE:             June 18, 1997


MAKER:            SOUTH TEXAS DRILLING & EXPLORATION, INC.


MAKER'S ADDRESS:    9310 Broadway, Building I
                    San Antonio, TX 78217

PAYEE:            SAN PATRICIO CORPORATION


PLACE FOR PAYMENT:  5701 Agnes Street
                    Corpus Christi, TX 78406


PRINCIPAL AMOUNT:   Three Hundred Thousand Dollars and No Cents ($300,000.00)


ANNUAL INTEREST RATE ON UNPAID
PRINCIPAL FROM JUNE 18, 1997:         Ten Percent (10%) per annum,
                                      calculated on a 365-day year.


ANNUAL INTEREST RATE ON AMOUNTS
NOT PAID WHEN DUE:                    Eighteen Percent (18%) per annum,
                                      calculated on a 365-day year.


TERMS OF PAYMENT (PRINCIPAL AND INTEREST): The principal of this Note shall be due and payable in sixty (60) equal installments of Five Thousand Dollars ($5,000.00) or more each, the first of such installments shall be due and payable on the first (1st) day of July, 1997, and a like principal installment shall be due and payable on the first (1st) day of each succeeding month thereafter until June 1, 2002 (the "Maturity Date"), when the entire unpaid principal balance then remaining unpaid shall be due and payable. Interest, computed upon the unpaid principal hereof, from June 18, 1997, to the date of each payment, shall be due and payable as it accrues and on the same dates as, but in addition to, said installments of principal. Each payment will be credited first to the accrued interest and then to reduction of principal. Any prepayment of principal shall be applied to the last installment of principal due under the Note.

PROMISE TO PAY:

         Maker promises to pay to the order of Payee at the Place for Payment and according to the Terms of Payment the Principal Amount plus interest at the rates stated above. All unpaid amounts shall be due and payable on the Maturity Date.



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DEFAULT, WAIVER AND ACCELERATION:

         On default in the payment of this Note, it shall become immediately due and payable at the election of Payee; provided, however, that Payee shall not accelerate the maturity of this Note until Payee has provided the Maker with written notice of any such default and the opportunity for five (5) days to cure any monetary default and thirty (30) days to cure any non-monetary default after delivery of notice of default. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.

COLLECTION:

         If this Note is given to any attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due.

PREPAYMENT:

         Maker may prepay all or part of this Note before maturity without premium or penalty.

LIMITATION ON INTEREST:

         Notwithstanding any provisions appearing to the contrary contained in this Note, it is expressly agreed and provided: (i) that the total liability of the Maker hereunder for payments in the nature of interest shall not exceed the maximum lawful rate authorized under the laws of the State of Texas or such greater rate as may be authorized by other governmental authority applicable to the indebtedness evidenced hereby ("Maximum Rate") and, without limiting the above, in no event shall the rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest which Maker may be obligated to pay hereunder, or under any other documents establishing or evidencing the indebtedness of Maker to Payee, exceed such Maximum Rate; (ii) that no holder of this Note shall ever be charged by applicable law, and in the event any holder ever receives, collects or applies, as interest, any such excess because of application of the rate of interest or default interest, acceleration of maturity, prepayment or otherwise, such amount which should be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness and, if the principal balance of the indebtedness is already or is thereby paid in full, such remaining excess shall forthwith be paid to Maker; (iii) that it is the intention of the parties hereto to conform strictly to the usury laws of the State of Texas or to the laws, rules and regulations of other applicable governmental authority to the extent that such laws, rules and regulations preempt Texas law, (iv) that all sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness of Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate for so long as debt is outstanding under this Note, and (v) that to the extent that TEX. REV. CIV. STAT. ANN. Art. 5069-1.04, as amended, is applicable to this Note, the quarterly rate ceiling from time to time in effect under such article shall be the applicable ceiling. It is agreed that if the maximum contract rate of interest allowed by law and


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applicable to the Note is increased or decreased by statute or any other official action of the State of Texas or the United States subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Note from the effective date forward, unless such application is precluded by applicable statute, official action, or rule of law. This provision overrides other provisions in this and all other instruments concerning the debt.

SECURITY FOR PAYMENT:

         This Note is secured by a security interest in Maker's drilling rigs and related equipment, designated as Rig 5 and Rig 9 as described in the Security Agreement executed on even date herewith.

MISCELLANEOUS:

         When the context requires, singular nouns and pronouns include the plural. The terms Maker and Payee also include their respective heirs, legal representatives, successors and assigns.

         This Note is deemed executed and payable in Nueces County, Texas, and Maker expressly consents to the jurisdiction and venue of the state and federal courts in such county. This Note shall be construed in accordance with and governed by the laws of the State of Texas, without regard to conflict of law principles. This Note is delivered incident to the closing of the transactions contemplated by the Asset Purchase Agreement executed May 23, 1997, and is subject to certain set-off rights contained in such agreement. These set-off rights shall terminate 30 days after the later to occur of the Closing Date, the Second Delivery Date or the termination of the Lease Agreement (as such terms are defined in the Asset Purchase Agreement); however, upon the termination of the set-off rights, the Maker agrees to execute and deliver a new note to the Payee upon the receipt of this Note, which shall delete the reference to such set-off rights.


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         THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE
PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL
AGREEMENTS BETWEEN THE PARTIES.

                                     MAKER:

                                     SOUTH TEXAS DRILLING & EXPLORATION, INC.


                                     By:       /s/ Wm. Stacy Locke
                                        ----------------------------------------
                                     Name:     Wm. Stacy Locke
                                          --------------------------------------
                                     Title:    President
                                           -------------------------------------


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